EXHIBIT 99.1

Quantum Technologies Reports Fiscal 2009 First Quarter Financial Results

IRVINE, Calif., September 10, 2008 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hydrogen fuel cell, hybrid, plug-in hybrid, and alternative fuel vehicles, today reported results for the three month period ended July 31, 2008. Conference call information is provided below.

First Quarter Operating Results

Total revenue in the first quarter of fiscal 2009 was $3.7 million compared to $3.5 million in the first quarter of fiscal 2008, a net increase of 6%. The increase in consolidated net revenue was mainly due to higher development program revenues, partially offset by lower product sales. The Company’s consolidated operating loss increased from $5.7 million in the first quarter of fiscal 2008 to $6.2 million in the first quarter of fiscal 2009. The increase was primarily due to lower gross profits on product sales and in part to the costs and product delays incurred in connection with the consolidation of our engineering and manufacturing operations during the first quarter of fiscal 2009.

The Quantum Fuel Systems operating segment loss increased $0.4 million, or 14%, from $2.9 million in the first quarter of fiscal 2008 to $3.3 million in the first quarter of fiscal 2009. Corporate segment expenses remained unchanged at $2.9 million. The shared-based compensation expense related to FAS 123R was $0.6 million and depreciation and amortization expense was $0.9 million during the first quarter of fiscal 2009. Cash used from operations during the first quarter of fiscal 2009 was $1.4 million.

Contract revenue for the Quantum Fuel Systems segment increased $1.4 million, or 67%, from $2.1 million in the first quarter of fiscal 2008 to $3.5 million in the first quarter of fiscal 2009. The increase was primarily due to higher development program revenues arising from the Fisker Karma plug-in hybrid development program, military programs and other advanced propulsion system development programs. Product sales for the Quantum Fuel Systems segment decreased $1.3 million from $1.5 million in the first quarter of fiscal 2008 to $0.2 million in the first quarter of fiscal 2009. The decrease was primarily the result of the completion of the GM Equinox program which occurred in the fourth quarter of fiscal 2008.

Loss on Early Extinguishment of Debt

On May 30, 2008, the Company closed a series of transactions with its secured lender, pursuant to which the Company: (i) received $7.5 million in proceeds from a new loan, (ii) replaced an unexercised $5.0 million investment commitment from the lender with a new $10.0 million investment commitment, and (iii) substantially amended the terms of its outstanding borrowings under its $16.2 million Convertible Promissory Note and its $10.0 million Term Note B.

The May 2008 modifications to the Convertible Note include (i) adding a provision that entitles the holder to receive a “Make Whole Amount” upon conversion of all or part of the principal amount due under the Convertible Note, (ii) restricting the amount of principal that can be converted prior to November 30, 2008 to $8.0 million, subject to certain limited exceptions, and (iii) eliminating the anti-dilution conversion price reset provision. The Make Whole Amount is the sum of each interest coupon that the holder would otherwise have been paid through the extended maturity date (July 1, 2012) on the portion of the principal converted and is payable in shares of our common stock. The number of shares of our common stock issuable in payment of the Make-Whole Amount is determined by dividing the Make-Whole Amount by $1.50. The May 2008 modifications did not reset or change the Convertible Notes principal conversion price of $1.35.

The May 2008 modifications to the $10.0 million Term Note B changed the formula used to determine the principal amount due and payable, thus increasing the maximum principal amount potentially payable under the Term Note B by $15.0 million. The Note was also amended to preclude any prepayment of principal until January 17, 2010. The maximum number of shares issuable in payment of the principal due under the Term Note B remains fixed at 15.0 million.

The May 2008 modifications were considered to be substantial and there was as an implied exchange of debt instruments as prescribed by Emerging Issues Task Force (EITF) 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” and EITF 06-06, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments.” In accordance with EITF 96-19 and EITF 06-06, the Convertible Note and Term Note B instruments, with outstanding carrying values of $21.6 million ($16.2 million principal plus unamortized premium and accrued interest) and $10.0 million, respectively, just prior to the amendments, were considered replaced by the amended debt instruments and thus the instruments are required to be revalued. The revaluation considers the explicit value of the modifications as well as the implicit value of the conversion prices in relation to the market price of the Company’s common stock on May 30, 2008, which was $2.43 per share. The amended Convertible Note and the amended Term Note B were revalued at $45.1 million and $26.3 million, respectively. The fair values of these two debt instruments are significantly higher than their carrying values primarily as a result of the differences between the contractual conversion prices and principal multipliers in relation to the closing market price of our common stock ($2.43 per share) on the date of the May 2008 modifications.

The replacement of the debt instruments resulted in a total non-cash charge of $39.8 million recorded during the first quarter of fiscal 2009 that is included in loss from continuing operations. The charge represents the difference between the carrying balance of the notes and the estimated fair values of the notes as amended. Since the implied premium totaling $39.8 million is presumed to represent equity in accordance with Accounting Principals Board (APB) 14, “Accounting for Convertible Debt,” the implied premium is recorded as additional paid-in-capital under stockholders’ equity.

Discontinued Operations

The Tecstar Automotive Group business segment ceased operations on January 16, 2008 upon transfer of substantially all of its assets to an affiliate of our lender. Accordingly, the activities of the Tecstar Automotive Group reporting segment are reported as discontinued operations for the first quarter of fiscal 2008. The discontinued operations of the Tecstar Automotive Group business segment generated losses, net of tax effects, of $61.0 million in the first quarter of fiscal 2008.

The Company’s net loss from continuing operations increased from $5.8 million, or $0.08 a share, in the first quarter of fiscal 2008 to $47.2 million, or $0.59 a share, in the first quarter of fiscal 2009. The Company’s net loss decreased from $66.8 million, or $0.94 a share, in the first quarter of fiscal 2008 to $47.2 million, or $0.59 a share, in the first quarter of fiscal 2009.

Recent Equity Financing

On August 25, 2008, the company completed a direct registered offering of common stock with a single institutional investor. The aggregate proceeds, before deducting placement agent fees and offering expenses, were $19.1 million.

Alan P. Niedzwiecki, President and CEO, stated, “The operating results during the quarter were impacted by low product sales as a result of the conclusion of shipments during the fourth quarter of fiscal 2008 of fuel systems for GM’s Equinox Fuel Cell Hybrid vehicle. Development program activity remains strong and we are transitioning resources into our ‘close-to-market’ customer funded hybrid vehicle development programs – which includes the Fisker Karma. Quantum continues to support next-generation vehicle development programs for General Motors and other vehicle manufacturers, but we expect product sales to remain light until the launch of certain vehicle programs in calendar 2009. Over the next year, we are expecting continued growth in our hybrid development programs as a result of our programs with Fisker Automotive and other automotive OEM customers, the military and government agencies.”

Niedzwiecki continued, “We are excited about completing the recent equity financing which provides us strategic growth capital, particularly for the expansion of our solar and other clean technology initiatives. We remain focused on building upon our foundation as a premier fully integrated alternative energy company.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statement of Operations

	Three Months Ended July 31,
	2007	2008
Revenue:
Net product sales	$1,455,383	$213,713
Contract revenue	2,053,904	3,516,977

Total revenue	3,509,287	3,730,690
Costs and expenses:
Cost of product sales	1,591,053	653,708
Research and development	3,195,511	4,619,442
Selling, general and administrative	4,047,619	4,247,440
Amortization of intangibles	418,770	414,944

Total costs and expenses	9,252,953	9,935,534

Operating loss	(5,743,666)	(6,204,844)
Interest expense, net	(446,287)	(1,124,272)
Loss on early extinguishment of debt	—	(39,763,016)
Minority interest in losses of subsidiary	373,622	—
Equity in earnings of affiliates, net	—	(60,750)
Other income (expense), net	(7,606)	(249)

Loss from continuing operations before income taxes	(5,823,937)	(47,153,131)
Income tax expense	(400)	(400)

Net loss from continuing operations	(5,824,337)	(47,153,531)
Loss from discontinued operations, net of tax effects	(61,021,233)	—

Net loss	$(66,845,570)	$(47,153,531)

Per share data - basic and diluted:
Loss from continuing operations	$(0.08)	$(0.59)
Loss from discontinued operations	(0.86)	—

Net loss	$(0.94)	$(0.59)

Number of shares used in per share calculation - basic and diluted	71,351,281	79,941,645

Cash Flow Information for Continuing Operations:
Depreciation and amortization	$883,642	$936,077
Net cash used in operating activities	(6,416,040)	(1,432,919)
Net cash used in investing activities	(9,162,191)	(3,665,053)
Net cash provided by financing activities	14,109,279	8,085,580

	April 30, 2008	July 31, 2008
Balance Sheet Information:
Cash and cash equivalents	$6,023,715	$9,011,323
Current assets	22,741,528	21,483,214
Property & equipment, net	3,852,566	4,829,736
Goodwill & intangibles, net	37,420,606	37,005,662
Total assets	68,785,620	69,581,622
Current liabilities	21,812,829	34,807,828
Long-term debt and other liabilities	33,623,598	19,888,781
Stockholders’ equity	13,349,193	14,885,013

Financial Results Call Scheduled:

Wednesday September 10, 2008 6:00 a.m. Pacific time (9:00 a.m. Eastern time)

    Conference Call Number: (706) 643-3625, ID #63906522

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until September 23, 2008 at 1:30 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

    Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of fuel cell vehicles and hybrids, solar and other clean technology opportunities, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; costs and potential litigation associated with our acquisitions or the sale or restructure of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid, fuel cell and alternative fuel technologies; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2008 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

Investor and Public Relations:

Sanford Diday

RedChip Companies, Inc.

+1-407-644-4256

(C)2008 Quantum Fuel Systems Technologies Worldwide, Inc.

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